DTSI SUMMARY AS OF 11/10/14

DTS, Inc. (Nasdaq:DTSI) is a premier audio solutions provider for high-definition entertainment experiences—anytime, anywhere, on any device. DTS exists to make the world sound better. DTS' audio solutions are designed to enable recording, delivery and playback of simple, personalized, and immersive high-definition audio, and are incorporated by hundreds of licensee customers around the world into an array of consumer electronics devices. From a renowned legacy as a pioneer in high definition multi-channel audio, DTS became a mandatory audio format in the Blu-ray Disc™ standard and is now increasingly deployed in enabling digital delivery of compelling movies, music, games and other forms of digital entertainment to a growing array of network-connected consumer devices. DTS technology is in televisions, personal computers, smartphones, tablets, digital media players, video game consoles, Blu-ray Disc players, audio/video receivers, soundbars, DVD based products, automotive audio systems, set-top-boxes, and home theater systems.

Stock/Financial Information

Price per share as of 9/30/14	$25.25
50 Day Average Volume	211,350
Shares Outstanding 9/30/14	17.1M
Market Cap	$432M
Cash & Investments 9/30/14	$86.5M
OCF Year-to-Date 9/30/14	$25.8M

FY Financial Highlights and 2014 Outlook
($ Millions, except per share data)

	2011	**2012**	**2013**	**2014E**
Revenue	$96.9	$100.6	$125.1	$140-$144
EPS – GAAP	$1.04	$(0.91)	$0.86	$1.00-$1.05
EPS – Non-GAAP*	$1.40	$0.24	$1.07	$1.48-$1.55

IR CONTACT: Geri Weinfeld, Director of Investor Relations, Geri.Weinfeld@dts.com



Making the World Sound Better

Over 400 product manufacturers and integrated circuit licensees to date

More than 2.5 billion products shipped with DTS technologies to date

A constant catalyst for higher fidelity entertainment experiences

Rapidly expanding, industry first innovative technologies

Delivering complete solutions for a connected world

Best-in-class end-to-end audio solutions

Global customer service and support

DTS is a trusted partner

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2014 outlook and performance (which are as of November 10, 2014), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS' public filings with the Securities and Exchange Commission, including DTS's Form 10-K and 10-Q, available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.

*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilizing a normalized rate of 30% for 2014 and 2013 and 40% in 2012 and 2011.

Q3 2014 Revenue by Market



Other
Home AV
Blu-ray
Network Connected
Automotive

Trends Driving Digital Media & Connected Devices

Consumers expect simplicity, function and low cost

Sound Matters. Consumers and manufacturers alike are increasingly recognizing that sound quality is a critical product differentiator for on-the-go entertainment. A recent study conducted by Neuro-Insight showed an overall increase in enjoyment of 42% across all video resolutions when DTS Headphone:X audio was added. In contrast, changes in the quality of video resolution with standard audio had little to no impact.

Consumers are increasingly looking for transportability of their entertainment. Content must now be capable of being played anywhere, any time, on any device. As such, devices must be able to play content that originated from any source and in any format. There is tremendous consumer demand for the next-generation audio experience, on-the-go or in the home – seamlessly across different brands of phones, tablets, PCs, A/V equipment, speakers and headphones.

Industry Growth Projections



2014
2017

	CAGR	Estimated 2014 DTS Mkt Share*
Wireless Audio	14%	~20%
TV	4%	~45%
PC	-4%	~25%
Mobile	12%	<10%

*Source: *CEA, IDC, IHS iSupply, IHS Screen*

2014 Outlook and Assumptions

	Low-End GAAP	High-End GAAP	Low-End Non-GAAP*	High-End Non-GAAP*
Revenue	$140M	$144M	$140M	$144M
Op Margin	9%	11%	25%	28%
EPS	$1.00	$1.05	$1.48	$1.55

Market	Percent of Total Revenue
Network Connected	>50%
Blu-Ray	~20%
Automotive	~10%
Home AV	<15%

Recent Announcements

DTS reported better-than-expected revenue and EPS for Q3 2014 and increased its Fiscal Year 2014 revenue outlook from $137M - $142M to $140M - $144M and GAAP EPS outlook from $0.85 - $0.95 to $1.00 - $1.05. Non-GAAP EPS outlook was raised from $1.40 - $1.50 to $1.48 - $1.55.

MartinLogan, Paradigm and Anthem premium speakers and electronics joined the DTS Play-Fi ecosystem. MartinLogan and Paradigm products that incorporate the DTS Play-Fi technology will be available worldwide in 2015.

SiriusXM subscribers can now access their favorite commercial-free music, premier sports talk and live events, comedy, news and exclusive talk and entertainment as well as Spanish-language programming from the comfort of their home on products that incorporate DTS' Play-Fi technology.

DTS announced a worldwide strategic alliance with LG Electronics to incorporate DTS premium audio technology in LG's complete lineup of home entertainment products such as connected 4K TVs, sound bars, audio-video receivers and digital media players.

Florida Georgia Line, a chart-topping country music band, released their new album "Anything Goes" mixed in Headphone:X. Fans can now listen to the entire album mixed in DTS Headphone:X immersive surround sound by downloading the app on their iOS or Android device.

This datasheet contains statements that are forward-looking in nature, including all statements regarding DTS's fiscal 2014 outlook and performance (which are as of November 10, 2014), and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. Certain of these and other risks are set forth in more detail in DTS' public filings with the Securities and Exchange Commission, including DTS' Form 10-K and 10-Q available at www.sec.gov. DTS does not assume any responsibility to update or revise any such forward-looking statements should circumstances change.
*Excludes the impact of certain items and the related tax effects, including stock-based compensation costs, amortization of intangible assets, change in fair value of contingent consideration, impairment of intangibles, acquisition and integration costs, and restructuring and realignment costs, as applicable. The Company's 2013 tax rates were subject to significant volatility while management worked to address a three year cumulative tax loss situation in the U.S. For Non-GAAP purposes, the Company is utilising a normalised rate of 30% in 2013 and 2014 and 40% in 2011 and 2012.